Revised Offer

Dear Marc:

I am pleased to offer you the position of Executive Vice President, General Counsel & Corporate Secretary (Grade 99) for Dean Foods Company. This position will report to Gregg Tanner, CEO, and will be based out of Dallas, Texas. We look forward to having you join our team in January 2015.

Here are the specifics of your assignment:

Base Salary
You will be paid $18,750 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $450,000.00, less payroll taxes. Your salary will be reviewed annually (next in March 2016).

Signing Bonus
You will receive a one-time $660,000.00 signing bonus payable in April 2015. If you voluntarily leave Dean Foods during your first 24 months of employment, you will be responsible for reimbursing Dean Foods for the full gross amount of the signing bonus on a prorated basis (based on number of months worked).

Annual Incentive Opportunity
As a grade 99 employee, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan with a 2015 target amount equal to 70% of your annualized base salary, subject to the achievement of certain financial targets as well as your performance against certain individual objectives. Your 2015 incentive payment will be prorated based on your actual hire date if you start after January 15, 2015.

Annual Long Term Incentive Compensation
You will be eligible for future Long Term Incentive (LTI) grants under the Dean Foods LTI Program. The exact amount and nature of any future long term incentive awards will be determined by the Board of Directors or the Compensation Committee thereof. Your LTI target in your offer package for 2015 is $700,000.

Special LTI Grants
You will be eligible to receive three special all RSUs LTI grants under the Dean Foods LTI Program. Below is the schedule indicating when you will receive these three special grants:

Timing of Grant	Target Value	Equity
Q1 2015	$340,000	100% in RSUs
Q1 2016	$250,000	100% in RSUs
Q1 2017	$250,000	100% in RSUs

These grants are subject to you being actively employed by Dean Foods at the timing of said grants in order to be eligible to receive them. These grants are also subject to your acceptance of the terms and conditions of their applicable equity award agreements.

Executive Deferred Compensation Plan
You will be eligible to participate in the Dean Foods Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to defer compensation on a pre-tax basis. You will receive general information and enrollment materials during the next enrollment cycle.

SERP and 401k
You will be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) and will also be eligible to participate in the Dean Foods 401k plan under the plan rules.

Paid Time Off (PTO)
You will be granted twenty five (25) days of PTO. For 2015, your PTO will be prorated based on your actual start date if you start after January 15, 2015. Unused PTO is not carried forward from year to year unless required by state law.

Executive Physical
You will be eligible for a company paid Executive Physical every calendar year with The Cooper Clinic Institute in Dallas.

Financial Counseling
As an Executive Vice President, you are eligible to receive a reimbursement of up to $14,000 net per year (grossed up for taxes) to reimburse you for any financial planning activities for which you have engaged during each calendar year, including tax preparation.

Benefits Plan
Attached to this letter is an overview of the health benefits, 401(k) programs, and all other benefits. Please note that you must complete the health benefits enrollment process within 45 days of your hire date. You will be eligible to participate in Dean Foods benefits program on the first of the month following 60 days of employment with the Company. Once hired, if you have questions regarding the health benefits programs or eligibility, please call the Dean Foods Benefits Service Center at 877-224-4909 or go online at www.deanfoods.mercerhrs.com. For questions regarding 401(k) programs or eligibility, please contact Mike Adams, Senior Director of Benefits for Dean Foods at 214-721-1345 or mike_adams@deanfoods.com.

COBRA Support
Should you elect COBRA health insurance coverage from your previous employer, Dean Foods will reimburse you, grossed up for taxes, for your COBRA health insurance premiums (less your comparable Dean Foods contribution) until you become eligible for Dean Foods benefits (first of the month following 60 days of employment).

Insider Trading
As an Executive Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Executive Vice Presidents.

Severance
Dean Foods maintains an Executive Severance Plan. As an Executive Vice President, you will be an eligible participant. A copy of the plan is attached for your information.

New Hire Process
This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen. By signing this offer letter, you represent that there is no agreement or promise in place between you and any other company (for example, a non-competition agreement) that would prohibit you from working for Dean Foods. You are also required to comply with the Dean Foods Code of Ethics as a condition of employment. Your employment is on an at-will basis.

Conclusion
I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision, and standards, you will make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier

Kim Warmbier
EVP, Chief Human Resources Officer

Agreed and accepted:

/s/ Marc Kesselman
Marc Kesselman

01/16/15
Date